008 Convertible Income, April 30, 2008, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A) For the period ended April 30, 2008, Putnam Management has assumed $1,313 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A			8,787
		Class B			  311
		Class C			  404

72DD2		Class M			   58
		Class R			   37
		Class Y			  401

73A1		Class A		       0.2640
		Class B		       0.1870
		Class C		       0.1960

73A2		Class M		       0.2130
		Class R		       0.2450
		Class Y		       0.2890

74U1		Class A		       33,643
		Class B			1,511
		Class C			2,304

74U2		Class M			  245
		Class R			  170
		Class Y			1,434

74V1		Class A			19.83
		Class B			19.52
		Class C			19.67

74V2		Class M			19.67
		Class R			19.77
		Class Y			19.83



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.